Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Brink’s Home Security Holdings, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Brink’s Home Security Holdings, Inc. of our report dated May 29, 2008 with respect to the consolidated balance sheets of Brink’s Home Security, Inc. and subsidiaries as of December 31, 2006 and 2007, and the related consolidated statements of income, comprehensive income, shareholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in Amendment No. 5 to Form 10 of Brink’s Home Security Holdings, Inc. filed October 7, 2008.

Our report relating to the consolidated financial statements refers to the Company’s adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007, Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006, Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, effective December 31, 2006.

/s/ KPMG LLP

Dallas, Texas
October 31, 2008